Exhibit 99.3

VASCO Data Security International, Inc.

Q1 2014 Earnings Conference Call

Edited Transcript

April 24, 2014

CORPORATE PARTICIPANTS

T. Kendall Hunt VASCO Data Security International, Inc.—Founder, Chairman, and CEO

Jan Valcke VASCO Data Security International, Inc.—President and COO

Cliff Bown VASCO Data Security International, Inc.—EVP and CFO

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Company—Analyst

Ben Mackovack Cavalier Capital—Analyst

Bridie Barrett Edison Investment Research—Analyst

Fred Ziegel Topeka Capital Markets—Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the VASCO Data Security International, Inc. Q1 2014 earnings conference call. (Operator Instructions) As a reminder, this conference is being recorded Thursday, April 24, 2014.

I would now like to turn the conference over to T. Kendall Hunt, Founder, Chairman, and CEO. Please go ahead, sir.

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

Thank you, operator. Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. My name is Ken Hunt, and I’m the Chairman, Founder, and CEO of Vasco Data Security International, Inc. On the call with me today are Jan Valcke, our President and Chief Operating Officer; and Cliff Bown, our EVP and Chief Financial Officer.

Today, we are going to review the results for Q1 2014. As always, we will host a question-and-answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Before we begin the conference call, I would like to brief all of you on forward-looking statements. Statements made in this conference call that relate to future plans, events, or performance are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects, projects, and similar words is forward-looking and these statements involve risks and uncertainties and are based on current expectations.

Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

First let me say that I will keep my comments brief today, as I would like to focus on answering your questions after management’s prepared remarks. Revenue from continuing operations was $38.8 million, an increase of 10% compared to the first quarter of 2013. And operating income was $3.9 million, an increase of 43% compared to the first quarter of 2013.

Our gross profit for the quarter was approximately 66% of revenue. Our operating income from continuing operations, excluding amortization of intangibles, was approximately 13% of revenue for the quarter. Q1 2014 was our 45th consecutive positive quarter in terms of operating income.

On March 31, 2014, our cash balance was approximately $109.5 million and we had approximately $127.7 million in working capital. The revenue reported for the first quarter of 2014 was the best first quarter in our history. We also had the strongest intake of new orders of any quarter in our history. The increasing demand for our products is coming from both our traditional products as well as our new products using the Cronto technology.

We are also making progress with our cloud-based product offerings. As we noted previously, while we do not expect to see any significant revenue from MYDIGIPASS.COM, in 2014, we continue to believe it is an important part of our product mix for the future.

Going forward, we are maintaining our focus on growth through five primary methods.

First is to bring the next generation of authentication and digital signature technology to our current customers to coincide with their authentication replacement or refresh cycles.

Second is to increase demand for our products in new applications or new markets, the US retail banking market being an example.

Third is to increase the use of our cloud-based authentication platform by application service providers.

Fourth is to continue expanding our client base in enterprise and application security markets.

And fifth is to identify new security technology companies for tuck-in acquisitions.

Because of our strong performance, we have the cash on hand and cash flow from operations that we need to aggressively pursue this growth strategy. Two recent examples of our next generation technology include the Cronto technology used in the DIGIPASS 760 and DIGIPASS for APPS. We invested in a breakthrough technology with our acquisition of Cronto Limited in May of last year.

Cronto’s solution utilizes a unique visual challenge contained in a graphical cryptogram consisting of a matrix of colored dots displayed on the customer’s PC screen. What I’m describing is essentially a high definition color QR code. During an online banking transaction, the customer uses the camera in their mobile phone or in a dedicated VASCO hardware device to capture the QR code from the screen of their PC or laptop.

The customer is then presented with critical transaction information, such as the amount of the transaction and the payee, decoded securely from the visual cryptogram image. This enables the customer to verify that the transaction details on the screen of the phone or hardware device confirm that this transaction is genuine. This mitigates the risk of banking Trojans and man-in-the-middle attacks and provides assurance that the payment instructions have not been altered.

In the final step, an authentication code is generated on the customer’s phone or device and is entered in the online banking application to complete the transaction. This simple process takes security beyond the use of authentication to verify online banking customers and allows both the user and the financial institution to verify that the transaction has not been tampered with.

DIGIPASS for APPS is a library of critical security functions that web and mobile application developers can quickly and seamlessly integrate directly into their apps to enhance security. Some examples of the innovative functions available in DIGIPASS for APPS includes integrated one-time password authentication to reduce fraud risk; a signature function for transaction verification; a geolocation feature to establish proof of presence; a secure storage module; and an advanced functionality to detect if a mobile device has been compromised, all of which enable the application developer to easily provide their users with a high level of security.

Our ability to execute our technology roadmap combined with our success in acquiring and integrating synergistic technologies is part of the reason we are optimistic. Our new solutions deliver critical security features that our competitors do not have. They also provide VASCO with a powerful opportunity to capitalize on the four to five year refresh cycle of our current customers and to penetrate competitors’ accounts with superior solutions that will generate sustainable, repeatable revenue for us.

As I conclude my remarks, I’d like to inform you that John Gunn has recently joined VASCO as Vice President of Corporate Communications with responsibility for analysts’ relations, investor relations, strengthening our global brand, and increasing demand for our solutions on a global basis with an emphasis on the US. John knows the IT security segment and our business well from his tenure at VASCO’s competitor, Aladdin Knowledge Systems.

At this time, I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Jan Valcke—VASCO Data Security International, Inc.—President and COO

Thank you, Ken. Ladies and gentlemen, the first quarter was another strong quarter that followed a strong fourth quarter of 2013. Our results for the first quarter reflected a 6% increase in the revenues from the banking market and a 27% increase in the revenues from the enterprise and application security market.

We believe that the increase in the enterprise and application security market was due primarily to a growing base of maintenance revenues, our increased focus on sales and marketing, and a pickup in overall activity in the European and US markets, especially from our distribution network.

The strong intake of new orders in the first quarter resulted in a strong backlog of orders to be shipped in the future quarters to the banking market. We believe that the enterprise and application security market will also continue to offer opportunities for significant growth.

One of our technology highlights for Q1 was the successful integration of our new Cronto technology into our VACMAN Controller. This means that we can deliver all of our solutions to VASCO customers on a stable and fully integrated platform. Additionally, our senior support staff and sales organizations have completed training and are fully knowledgeable in the Cronto technology.

The Cronto solution which is integrated into the DIGIPASS 760 has been updated and improved and will be manufactured at two VASCO factories in China. We have already developed new business as a result of this acquisition, but the best still lies ahead as regulations become more demanding on banks and financial institutions around the world. The DIGIPASS 760 is an ideal solution to answer these rigorous requirements.

For the last several months, the press has been focused on major breaches, such as the Target breach, and new vulnerabilities in online security. This has heightened awareness of the need for stronger security and increased demand for effective security solutions.

A perfect example of this is a groundbreaking move by HSBC to improve their online banking security. HSBC North America announced that they will require their US retail customers to use two-factor authentication for certain sensitive online transactions, such as money transfer, wire transfers, and changes to account beneficiaries.

This has been an HSBC requirement for many years in many regions of the world and HSBC has demonstrated its leadership by being the first major bank in the United States to make this move. HSBC is offering customers the option of using a DIGIPASS hardware token or downloading a DIGIPASS mobile app to their mobile phone.

Both VASCO products generate a one-time password security code for user authentication and electronic signing. There is no charge to the customer for either option. We expect this forward-thinking move by HSBC to be followed by other major banks in the United States and we believe this will benefit VASCO. Thank you, Ken.

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

Thank you, Jan. At this time, I would like to introduce you to Cliff Bown, VASCO’s EVP and Chief Financial Officer. Cliff?

Cliff Bown—VASCO Data Security International, Inc.—EVP and CFO

Thank you, Ken, and welcome to everyone on the call. As noted earlier by Ken, revenues for the first quarter of 2014 were $38.8 million, an increase of $3.5 million or 10% from the first quarter of 2013. And also as noted by Jan, the increase in revenue for the first quarter reflected a 6% increase from the banking market and a 27% increase from the enterprise and application security market.

We believe that the respective changes in revenue in both markets reflect a combination of the transactional nature of our business as well as the improving economic conditions in Europe.

The distribution of our revenue in the first quarter of 2014 between our two primary markets was approximately 81% from the banking market and 19% from the enterprise and application security market. In the first quarter of 2013, approximately 83% of our revenue came from the banking market and 17% came from the enterprise and applications security market.

The geographic distribution of our revenue in the first quarter of 2014 was approximately 69% from EMEA, 6% from the United States, 17% from Asia, and the remaining 8% from other countries. For the first quarter of 2013, 62% of the revenue was from EMEA, 9% was from the US, 13% from Asia, and 16% was from other countries.

Gross profit as a percentage of revenue or gross margin for the first quarter of 2014 was approximately 66% and compares to 65% for the first quarter of 2013. The increase in gross margin is primarily related to an increase in the percentage of our revenue that came from the enterprise and application security market and an increase in non-hardware revenues as a percentage of our total revenue, partially offset by a decline in the gross margin of deals done in the banking market, in part due to an increase in card readers as a percentage of total revenue.

As mentioned in previous calls, revenue from our enterprise and application security market generally have margins that are 20 to 30 percentage points higher than the banking market. As noted earlier, the percentage of total revenue that came from the enterprise and application security market increased from 17% in the first quarter of 2013 to 19% in the first quarter of 2014.

Similarly, revenue from non-hardware products generally has margins that are 20 to 30 percentage points higher than our hardware products. Revenues from our non-hardware products increased to 30% of our revenue in the first quarter of 2014 from 29% of revenue in the first quarter of 2013.

The gross margins related to the banking market in any specific period will vary based on a number of factors, including, but not limited to, products sold, quantity sold, the geographic location of the sales, and the competition based on product or geography. Generally, we experience significant competition when the sale involves card readers, and as a result, card readers have gross margin that is approximately 15 to 25 percentage points lower than other hardware-related margins.

Card readers represented 21% of our total revenue in the first quarter of 2014 as compared to 16% of our total revenue in the first quarter of 2013.

Operating expenses for the three months ended March 31, 2014, are $21.9 million, an increase of $1.5 million or 8% from the quarter ended March 31, 2013. The increase in consolidated operating expenses was primarily related to operating and amortization expenses related to Cronto Limited, which was acquired in May 2013; a 4% increase in our average headcount; and the negative impacts of the weakening of the US dollar compared to the euro and other European currencies.

Operating expenses reflected a $0.7 million or 8% increase in sales and marketing, an increase of $0.3 million or 6% in research and development, partially offset by a decrease of $0.2 million or 3% in general and administrative expenses.

Operating income for the first quarter of 2014 was $3.9 million, an increase of $1.2 million or 43% from the first quarter of 2013.

Operating income as a percentage of revenue or operating margin on a US GAAP basis was 10% for the first quarter of 2014 compared to 8% for the first quarter of 2013. The Company reported income tax expense of $827,000 for the first quarter of 2014 compared to $494,000 for the first quarter of 2013. The increase in tax expense is attributable to an increase in our pretax income and an increase in our estimated full-year tax rate for 2014 compared to 2013.

The effective tax rate for the first quarter of 2014 was 19%, an increase of two percentage points from 17% in the first quarter of 2013. The increase in the tax rate was primarily related to changes in our estimated distribution of earnings and changes in our estimates of the tax rate applicable to certain components of our deferred tax balances.

The makeup of our workforce as of March 31, 2014, was 389 people worldwide, with 190 in sales, marketing, customer support, and operations; 140 in research and development; and 59 in general and administrative. The average headcount for the first quarter of 2014 was 393 persons, which is 4% higher than the average headcount for the first quarter of 2013, of 379 persons.

Our balance sheet continued to show the strength of our operations. Our net cash balance at March 31, 2014, was $109.5 million, an increase of $10.9 million or 11% from December 31, 2013, and our working capital balance at March 31, 2014, was $127.7 million, an increase of $3.2 million or 3% from December 31, 2013.

The increase in cash is primarily the result of a reduction in our receivable balances and the cash generated from operations. We had no debt outstanding at either March 31, 2014, or December 31, 2013.

Thank you for your attention and now I’d like to turn the call back to Ken.

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

Thank you, Cliff. At this time, I would like to highlight our guidance for 2014. VASCO is increasing its guidance for revenue for the full-year 2014. We currently believe that our revenue from our traditional business, which excludes our new service product offerings—DIGIPASS as a Service and MYDIGIPASS.COM—will be in the range of $168 million to $172 million, an increase from the range communicated previously of $160 million to $165 million.

And we are reiterating our guidance for operating income as a percentage of revenue. We expect that operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, will be in the range of 11% to 13%, which is consistent with the range communicated previously. The reason for our revised guidance is the strong intake of new orders in Q1 and the increasing demand for our solutions.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question, plus a follow-up. If you have additional questions, please get back into the queue. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Joe Maxa, Dougherty & Company.

Joe Maxa—Dougherty & Company—Analyst

So I wanted to ask a little bit about Jan’s comment about other US banks following HSBC. So I’m just curious—are you in conversations or are these banks coming to you because of HSBC or is—maybe just give us a little bit more color on what you’re seeing here in North America.

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

Yes, I’d say that that—and Jan can also comment—but I’d say that particular comment is really based upon our experience from years ago when I first bought the Company and ABN AMRO Bank was the first big bank. And my logic was that because they were such a prominent bank, others would notice it for competitive reasons, and for good customer service, they would also adopt our products, which they did.

We have a large number of banks that use our products in the United States, but until this announcement by HSBC, it was pretty much limited to our products being used by the banks’ corporate clients, not their retail clients. So this is the decision that’s so dramatic, I think, is the fact that HSBC, our largest customer, has decided to do what they’ve done for years in other parts of the world and that is to require not only their corporate clients, but their retail clients, to use strong authentication for certain applications. Jan?

Jan Valcke—VASCO Data Security International, Inc.—President and COO

Yes, that may be something, Joe, you need to see that in the US. We have been successful by selling our DIGIPASSES to banks, like Ken mentioned, for a cash management corporate banking application. That means basically that there is already a VACMAN—a VASCO infrastructure installed at the banks.

So it’s not something that the banks are coming to us. We have regular contacts with them and if they decide to go to retail banking, I believe that you have quite the place to sell our products. But this is of course a banking decision to go that direction.

Joe Maxa—Dougherty & Company—Analyst

Okay, and another question along the lines—your recent success—are you seeing—would you describe it as more of a general awareness of weak authentication or are your customers actually having problems and using this is a solution or how would kind of classify the success you’re seeing today?

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

Well, I think it’s some pent-up demand in activity by a lot of the banks in the past. It’s general business climate being better. Europe, the fact that in many countries, the banking regulators are dramatically increasing the requirements for the banks; that has not yet happened in the United States, but countries like Switzerland, the Netherlands, Germany, and others will follow suit, I think.

They look at those requirements and they evaluate whether or not their current product—and in many cases, perhaps VASCO products such as DIGIPASSES, and they question whether or not those products are sufficient to meet the requirements as set out by these different banking regulators.

And so they issue RFIs—request for information. They talk to us, and they determine that we have a new product, the Cronto product, that dramatically increases security and addresses the requirements of the banking regulators. So it produces an opportunity for us.

Generally, every four or five years, the banks replace what they’ve had before. We call that authentication replacement, we call it refreshment, and that produces what—the term that I invented a long time ago, sustainable, repeatable revenue—and I think that’s what we have to look forward—this year and next year and beyond. Jan, do you have any other color you would like to add?

Jan Valcke—VASCO Data Security International, Inc.—President and COO

Yes, I think you need to make here the difference, Joe, between awareness and the regulators. Awareness, like these different breaches that we see on the market now, increases our business, certainly, in application security and enterprise security.

The second thing is this awareness gives also more power to the regulator—and I would not only talk here about bank regulators but also other government regulators—to increase security to secure citizens’ application, to secure consumer application. So I think that will be certainly in the benefit of VASCO in the next years.

Joe Maxa—Dougherty & Company—Analyst

Just one more, if I may. On the Cronto side of it, how does the gross margin of that product line fit in with your typical hardware products?

Cliff Bown—VASCO Data Security International, Inc.—EVP and CFO

Joe, it will fit in a couple of ways. There will be cases where we sell hardware only and in those situations, it will be like our traditional pricing model; it will be recognized when the transaction is done and the gross margin on Cronto will reflect the competitive situation. If it’s a large volume deal, it will have lower gross margins than it would have if it was a smaller sized deal.

The other—and we expect over the longer run to be a significant piece for Cronto—is more of a term license, which would be a combination of some hardware sold but also some software downloads and being a term device that would actually end up in deferred revenue first and be amortized over the life of the agreement. In those situations, we expect it to be a higher gross margin product because of the software content.

But you won’t see that immediately and the first quarter is a good example. We had some good-sized Cronto activity in Q1, but most of it ended up in deferred revenue, so we expect those balances to grow over time and as those roll off, they will be at higher margins.

Joe Maxa—Dougherty & Company—Analyst

Great, thanks a lot guys.

Operator

Ben Mackovack, Cavalier Capital.

Ben Mackovack—Cavalier Capital—Analyst

Hi, congrats on a great quarter. Very nice to see. A couple of questions. For the R&D line, is this a good run rate? Were there any one-time costs still in there from the prior consolidation?

Cliff Bown—VASCO Data Security International, Inc.—EVP and CFO

No, none of significance, and I would think that it probably is a reasonable run rate. The only thing that—based on our current plans, anyway—that would change that would be changes in exchange rate or, as Ken mentioned earlier, technology tuck-ins that we might do down the road. The majority of the increase in this first quarter compared to the previous quarters—same quarter last year—was the Cronto acquisition that was done in May.

So if we were to do another acquisition of similar size, you can expect a similar change in the quarter-over-quarter comparisons going forward. But otherwise, right now, no significant plans and new staff.

Ben Mackovack—Cavalier Capital—Analyst

Okay, great. In terms of the card reader revenue, did I hear that correctly? It was 21% in Q1?

Cliff Bown—VASCO Data Security International, Inc.—EVP and CFO

That’s correct, yes. Compared to 16% in the first quarter of last year.

Ben Mackovack—Cavalier Capital—Analyst

Any idea what that’s going to look like for the rest the year?

Cliff Bown—VASCO Data Security International, Inc.—EVP and CFO

We actually expect it to remain high, if not grow. We’ve got some significant new rollouts, some including the Cronto product that’s in our backlog. So as I model it out, I would expect the card reader as a percentage of the total to remain high, if not increase slightly, and to have some pressure on our gross margins.

Ben Mackovack—Cavalier Capital—Analyst

Okay, and in the pace of the HSBC rollout, I think that started or will start in Q2 and then should we expect that to ramp-up in three and four?

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

Jan, would you address that please?

Jan Valcke—VASCO Data Security International, Inc.—President and COO

The short answer is yes. So HSBC is deploying as well the hardware; DIGIPASS devices are sold the software DIGIPASS for Mobile devices.

Ben Mackovack—Cavalier Capital—Analyst

Okay, and final one. My last question is just on the cash balance. Has there been any discussion about initiating a dividend or perhaps a special dividend?

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

That’s a common question and we think about it at the Board level every single quarter and we’ve decided, once again, that that money is best used opportunistically. We are always looking for interesting companies that have technology that they have invented, they’ve funded, they’ve built, they’ve sold into the marketplace—in other words, they’ve vetted it.

It works, and so when we find the technology like that, we approach the company or they approach us and we acquire them. And that’s what we call the technology tuck-in.

We’re not really buying revenue of any magnitude. We’re not buying a customer list; we’re buying a product that works and will fit into VASCO’s channels, in our banking channel and our enterprise application security channels. So at least for now, no, we have no plans to buy shares back or issue any kind of dividend.

Ben Mackovack—Cavalier Capital—Analyst

Okay. Great quarter, thank you.

Operator

Bridie Barrett, Edison Investment Research.

Bridie Barrett—Edison Investment Research—Analyst

Hello, everyone, this is Bridie Barrett from Edison. And I’ve got a few unrelated questions, if I may. Firstly, you’ve been talking about changing your distribution strategy and your sales strategy and you mentioned it again in the release. Would you be able to just give us some specifics on what you’re doing differently compared to what you were doing before that?

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

Certainly. Jan, would you address that please?

Jan Valcke—VASCO Data Security International, Inc.—President and COO

Sure. Okay. It’s a program that has started many quarters ago, but need to have some time to see the first results. It’s called Direct Touch. Direct Touch means that we are going directly to larger customers and that, with the channel, we fulfill then the deployments, the proof of concept, the integration of our products into their solutions.

So the larger the companies—you know that story. The larger the companies, the longer it takes to take the decision to have the order. So and we see the first results basically of that strategy.

The second thing—it is also, and I think we did a good job to be very present to the market. We see a business increase in Europe and in the United States, but the climate in Europe is becoming much better and that is also a reason why you will see that or you see that increase in this enterprise security. So Direct Touch and a better business climate.

Bridie Barrett—Edison Investment Research—Analyst

Okay, and the Direct Touch strategy—are you doing that in just one or two verticals or is it something that you are going to try in do generally across the enterprise?

Jan Valcke—VASCO Data Security International, Inc.—President and COO

We have multiple verticals. I’ll give you one—government being one, gaming be another one that where we are now. So we have different verticals, but indeed, this is a more vertical approach by country than a general approach.

Bridie Barrett—Edison Investment Research—Analyst

Okay, thank you. And just on a slightly different topic, the margin guidance for the full year—you’ve retained at the previous level, despite the fact that you’ve increased your revenue guidance quite significantly. Is that because you are investing more in sales and research or is it a function of the high proportion of card readers this year?

Cliff Bown—VASCO Data Security International, Inc.—EVP and CFO

It’s more the latter. We see the growing revenue, but we anticipate, as I noted before, that card readers will be a significant portion, so we’re anticipating a decline in the gross margin rate as we continue through the year.

In terms of the operating expenses, other than seasonal variations in exchange and the impacts of acquisitions, we expect those to be relatively constant. So the guidance that we’ve given very much reflects the impact of the card readers and where that new business is coming from.

Bridie Barrett—Edison Investment Research—Analyst

I see, okay. Thank you. And if I could just squeeze in a final question—

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

I’m sorry, you’ve asked your two.

Bridie Barrett—Edison Investment Research—Analyst

Okay, sorry.

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

Next, operator.

Operator

Fred Ziegel, Topeka Capital Markets

Fred Ziegel—Topeka Capital Markets—Analyst

Do you know offhand how many retail customers HSBC has in the US?

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

Fred, I think probably the best thing to do is to Google that, but I think you’ll see that it’s probably around 3 million to 4 million total. But I don’t know what the percentage is that are consumers. But typically, in a normal bank, if you look at the customers, the great majority of the total customers are indeed consumers. Jan, do you have any more information on that?

Jan Valcke—VASCO Data Security International, Inc.—President and COO

No, not really. I do agree with your 3 million to 4 million.

Fred Ziegel—Topeka Capital Markets—Analyst

Okay. What would you expect the mix to be, and I guess you could draw on some of your international banks, but the split would you guess between mobile and hardware tokens?

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

Well, all we can say is that the mobile platform is becoming more popular and so we are selling more DIGIPASS for Mobile, which produces higher gross margins. I don’t know that we have a percentage. All I know, personally, is that the percentage of mobile versus the physical calculators is indeed growing.

Fred Ziegel—Topeka Capital Markets—Analyst

But it’s still less than—it’s still more than 50% hardware? Or tokens?

Cliff Bown—VASCO Data Security International, Inc.—EVP and CFO

Today, Fred, yes. But as Ken mentioned, I believe our DIGIPASS for Mobile probably almost—it was between two and three times increase in 2013 over 2012. So with our DIGIPASS for APPS and the other focus that we have on mobile platforms and a lot of the banks going more and more to mobile applications, it’s really hard to predict what the growth rate will be. But we expect it to become an increasingly important part of the business.

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

And we like it because, as I mentioned before, DIGIPASS for APPS allows us to allow the customers to integrate strong authentication, a number of these different functions right into their mobile banking app. And it makes it easy to use and secure. So that’s an opportunity for us.

The fact that they have deployed mobile security with our DIGIPASS for Mobile—in other words, software—really are unique incremental opportunities, because in the past, more than likely the audience that are getting the mobile apps and the DIGIPASS for Mobile never had security at all. So we look at that as a unique incremental opportunity. So that’s good news for us.

Fred Ziegel—Topeka Capital Markets—Analyst

Well, if Cliff likes the gross margin.

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

(laughter) He sure does. We all do.

Cliff Bown—VASCO Data Security International, Inc.—EVP and CFO

I do, but I think it’s very important to understand that the price per unit on the software devices is lower, so that’s a little bit of the battle. We are increasing our penetration in terms of number of devices in the hands of the users in our related footprint, which we think bodes very well for the cloud-based platform over the long run, but it does create some issues when we have the quarter-over-quarter revenue comparisons, because the pricing on a software client device is much lower than a hardware device.

Fred Ziegel—Topeka Capital Markets—Analyst

Is it lower in absolute dollars in gross profits?

Cliff Bown—VASCO Data Security International, Inc.—EVP and CFO

Not necessarily in gross profits, but in revenue.

Fred Ziegel—Topeka Capital Markets—Analyst

Yes, correct but—right. But at least you perhaps offset that with 95% margins or whatever the number is.

Cliff Bown—VASCO Data Security International, Inc.—EVP and CFO

Yes, it’s hard to make a general statement that covers the entire waterfront, but conceptually, that is correct, Fred.

Fred Ziegel—Topeka Capital Markets—Analyst

Yes, okay. Let me ask you on this whole Heartbleed issue. How do you guys market opportunistically into that? Because it’s really an SSL encryption problem, not so much one-time passwords. So how do you guys approach that?

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

Well, you’re right. The Heartbleed bug does attack the application and gets previously used usernames and fixed passwords. Users—it’s shown that users typically use, I don’t know, 47% to 50% of their passwords in other applications. So if those are exploited, then they are exploited for other applications. The beauty of a one-time password: it’s only generated once.

So if they capture that one-time password that’s already been used, it’s of no use to them, because it’s a one-time password. So I’d say that the Heartbleed bug is offering more attention to the requirement for two-factor authentication and, of course, that plays well with what we do.

Fred Ziegel—Topeka Capital Markets—Analyst

Okay. Last question quickly for Cliff. FX impact in the quarter?

Cliff Bown—VASCO Data Security International, Inc.—EVP and CFO

It certainly was. Because the euro strengthened just under 3% compared to first quarter of last year, so my calculations suggest that it increased our revenue about $250,000 and increased our operating expenses about $310,000.

Fred Ziegel—Topeka Capital Markets—Analyst

Okay, thanks.

Operator

Joe Maxa.

Joe Maxa—Dougherty & Company—Analyst

I wanted to ask about the strong order intake in the first quarter. Does that have any effect on your typical seasonality of your revenue generation through the year?

Cliff Bown—VASCO Data Security International, Inc.—EVP and CFO

My review of the data, Joe, suggests no. When we look at that—I think Ken mentioned that it was more than 100% increase over the first quarter of last year and the best in the Company’s history. And when we break it down a little bit further, we had a significant new banking customer and we also had significant orders from existing customers.

But when I take the large orders out, we’re still 25% to 30% on the rest of the business over last year. But when I look at the distribution of those orders, it’s comparable or similar to past years. So I wouldn’t think there’s any significant change in the general flow of the business, with Q3 being a little bit lower than Q2, given the seasonality.

Joe Maxa—Dougherty & Company—Analyst

Okay, that’s helpful. And also you talked about HSBC, but also Rabobank talked about rolling out the Rabo Scanner this year. Looks like your Cronto product. Is that pretty much on track?

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

Jan, you can address that, please.

Jan Valcke—VASCO Data Security International, Inc.—President and COO

Yes, Rabobank announced that they would like to do or start the deployment in the fourth quarter. And today, we are on track with that, yes.

Joe Maxa—Dougherty & Company—Analyst

Okay, that’s the fourth quarter?

Jan Valcke—VASCO Data Security International, Inc.—President and COO

Yes.

Joe Maxa—Dougherty & Company—Analyst

Okay, thank you. That’s all I had.

Operator

Fred Ziegel, Topeka Capital Markets.

Fred Ziegel—Topeka Capital Markets—Analyst

On the orders—to follow up on Joe’s question, I assume that is almost all banking, because, as I remember your application, security is kind of day-to-day business. Am I thinking about that right?

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

Yes, Fred, you are.

Fred Ziegel—Topeka Capital Markets—Analyst

Okay. That was easy.

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

You are.

Fred Ziegel—Topeka Capital Markets—Analyst

And in terms of that order flow, are you seeing—what are you seeing in the US besides HSBC? Or not seeing.

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

I don’t think we have any specific information that we can talk to you about.

Fred Ziegel—Topeka Capital Markets—Analyst

Okay, thanks.

Operator

Mr. Hunt, there are no further questions at this time. I will now turn the call back to you.

T. Kendall Hunt—VASCO Data Security International, Inc.—Founder, Chairman, and CEO

All right, thank you, operator. Well, as always, I want to thank everybody for participating today and I, as always, want to thank the VASCO staff around the world for your efforts and hard work and loyalty. Thanks very much. Have a nice day, everybody.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.